Exhibit 99.1

At NationsHealth:	At Rx Communications Group:
Timothy Fairbanks, CFO 954-903-5018	Melody A. Carey (investors) 917-322-2571

FOR IMMEDIATE RELEASE

NATIONSHEALTH ANNOUNCES DEPARTURE OF COO

Sunrise, FL – November 20, 2006 – NationsHealth, Inc. (Nasdaq: NHRX, NHRXW, NHRXU) announced the resignation its Chief Operating Officer, Robert Tremain, effective November 14, 2006.

NationsHealth’s Chief Executive Officer, Dr. Glenn M. Parker, commented “During the past few weeks Robert has made the difficult personal decision to pursue other opportunities that required him to separate from the company. We wish him all the best in his new endeavors.”

Dr. Parker continued, “Rodney Carson has been named Executive Vice President of Operations and will assume many of Robert’s responsibilities. I am confident that Rodney will perform exceptionally in his new role and continue working to make NationsHealth the best it can be.”

About NationsHealth, Inc.
NationsHealth improves the delivery of healthcare to Medicare and managed care beneficiaries by providing medical products and prescription related services. NationsHealth provides home delivery of diabetes, ostomy and pharmacy products to approximately 102,000 patients across the nation. NationsHealth is also the provider of diabetes supplies to more than 13,000 Medicare beneficiaries at over 1,100 Kmart pharmacies. In addition to its medical products business, NationsHealth also provides education, marketing, enrollment and customer service to insurance plans, with a focus on Medicare Part D plans. NationsHealth has an agreement with CIGNA to service its Medicare Part D prescription drug plans nationally. For more information please visit http://www.nationshealth.com.